Exhibit 8.1

MITCHELL SILBERBERG & KNUPP LLP

A LAW PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

Andrew E. Katz A Professional Corporation (310) 312-3738 Phone (310) 231-8408 Fax aek@msk.com

November 15, 2013

Via Edgar

California Republic Funding, LLC

18400 Von Karman, Suite 1100

Irvine, CA 92612

Re:	California Republic Auto Receivables Trust 2013-2

Dear Ladies and Gentlemen

We have acted as special tax counsel for California Republic Funding, LLC (the “Depositor”), a Delaware limited liability company, in connection with the preparation and filing of the prospectus dated November 7, 2013 ( the “Prospectus”) and the prospectus supplement dated November 15, 2013 (the “Prospectus Supplement) relating to $247,160,000 of asset backed notes consisting of $39,000,000 aggregate principal amount of 0.33000% Class A-1 Asset Backed Notes (the “Class A-1 Notes”), $184,500,000 aggregate principal amount of 1.23% Class A-2 Asset Backed Notes (the “Class A-2 Notes”), $11,890,000 aggregate principal amount of 2.31% Class B Asset Backed Notes (the “Class B Notes”), and $11,770,000 aggregate principal amount of 3.32% Class C Asset Backed Notes (the “Class C Notes” and with the Class A-1 Notes, the Class A-2 Notes and the Class B Notes, the “Notes”) of California Republic Auto Receivables Trust 2013-2 (the “Issuer”), which Notes are being offered pursuant to an underwriting agreement dated November 15, 2013 (the “Underwriting Agreement”) by and among Credit Suisse Securities (USA) LLC (the “Underwriter”), the Depositor and California Republic Bank (the “Bank”). Any capitalized term not defined herein shall have the meaning given to that term in the Underwriting Agreement, or if not therein defined in Annex A to the Sale and Servicing Agreement dated as of November 1, 2013 (the “Sale and Servicing Agreement”) by and among the Depositor, the Bank, the Issuer, Deutsche Bank Trust Company Americas (the “Indenture Trustee”) and CSC Logic, Inc. (the “Backup Servicer”).

As described in the Prospectus Supplement, in connection with the issuance of the Notes on the Closing Date, the Depositor and the Issuer, as applicable, will enter into the (i) receivables purchase agreement, dated as of November 1, 2013 (the “Receivables Purchase Agreement”), between the Bank and the Depositor, (ii) Sale and Servicing Agreement (iii) indenture, dated as of November 1, 2013 (the “Indenture”), between the Issuer and the Indenture Trustee, and (iv) amended and restated trust agreement, dated as of November 1, 2013 (the “Trust Agreement” and, together with the Receivables Purchase Agreement, the Sale and Servicing Agreement, the Underwriting Agreement and the Indenture, the “Transaction Documents”), between the Depositor and Wilmington Trust, National Association, as trustee. The assets of the Issuer will consist primarily of a pool of motor vehicle retail installment sale contracts and installment loans (the “Receivables”).

  11377 West Olympic Boulevard, Los Angeles, California 90064-1683

Phone: (310) 312-2000 Fax: (310) 312-3100 Website: WWW.MSK.COM

MITCHELL SILBERBERG & KNUPP LLP

November 15, 2013

In rendering the opinion set forth below, we have examined the Prospectus, the Prospectus Supplement and such other documents as we have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion, we have assumed that the issuance of the Notes will be duly authorized by all necessary action and duly executed substantially in the manner described in the Prospectus and Prospectus Supplement. In rendering this opinion, we have relied upon certain representations regarding the underlying facts set forth in the Prospectus, the Prospectus Supplement, and in the Transaction Documents, including as to the existence, nature and sufficiency of the Receivables which shall be held as assets of the Issuer. The opinion set forth herein is expressly based upon such assumptions and representations and upon the accuracy of those facts so assumed or represented. With respect to the underlying facts, we have made only such factual inquiries as we have deemed appropriate and have not independently verified any facts.

Based upon and subject to the foregoing, and in reliance thereon and subject to the assumptions, exceptions and qualifications set forth herein, we hereby advise the Depositor that it is our opinion that the information contained in the Prospectus Supplement under the caption “Material Federal Income Tax Consequences”, and the information contained in the Prospectus under the caption “Material Federal Income Tax Consequences” and the opinions set forth under that caption in the Prospectus, to the extent that such information constitutes matters of law or legal conclusions, is correct.

The opinions expressed in this letter are based upon relevant provisions of the Internal Revenue Code of 1986, as amended, the California Revenue and Taxation Code, federal and state income tax regulations, and current interpretations thereof as expressed in court decisions and administrative determinations in effect on this date. All of these provisions, regulations and interpretations are subject to changes which might result in substantial modifications of our opinions, and we do not undertake to advise you of any such modification. We caution that although the opinions expressed in this letter represents our best legal judgment as to such matter, our opinions have no binding effect on the Internal Revenue Service, the California Franchise Tax Board or the courts.

We have expressed no opinion as to other tax issues affecting the Depositor, the purchasers of the Notes or any other participant to the transactions described in the Prospectus and Prospectus Supplement. We expressly refrain from rendering any opinion as to the tax laws of any state (or subdivision thereof) other than California or any foreign country.

IRS CIRCULAR 230: UNDER U.S. TREASURY REGULATIONS, WE ARE REQUIRED TO INFORM YOU THAT ANY TAX ADVICE CONTAINED IN THIS COMMUNICATION (INCLUDING ANY ATTACHMENT) IS NOT INTENDED TO BE USED, AND CANNOT BE USED, TO AVOID PENALTIES IMPOSED UNDER THE INTERNAL REVENUE CODE.

MITCHELL SILBERBERG & KNUPP LLP

November 15, 2013

We consent to the filing of this opinion as an exhibit to a current report on Form 8-K to be filed by the Depositor. In giving our consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder. This opinion is given solely for your benefit, is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

Very truly yours,

/s/ Mitchell Silberberg & Knupp LLP

MITCHELL SILBERBERG & KNUPP LLP